Exhibit 99.1

VAALCO Energy Announces Strong Results of the Etame 10-H Well

HOUSTON, TEXAS – February 10, 2015 – VAALCO Energy, Inc. (NYSE: EGY) today announced first production from Etame 10-H, the second development well drilled from the newly installed Etame platform, offshore Gabon.  The horizontal development well was drilled to a Measured Depth (MD) of 3,144 meters while intersecting over 180m of high quality reservoir within an oil-bearing portion of the Gamba Sand.  Following completion operations, the well was tested at the rate of approximately 3,200 BOPD on a gross basis with negligible amounts of water and no hydrogen sulfide (H2S).   The well is currently being produced at approximately 3,000 BOPD.

“We are very pleased with the results from the Etame 10-H well and we are eager to continue our current drilling program offshore Gabon,” said Steve Guidry, CEO of VAALCO. “VAALCO has produced over 85 million barrels of oil from the Etame Marin block and, with our two new platforms, we are well positioned to continue to deliver a growing production profile through most of 2015.”

The contracted jack up rig, the Transocean “Constellation II”, is now being mobilized to drill additional development wells from the Southeast Etame/N. Tchibala (“SEENT”) platform, beginning with the Southeast Etame 2-H well in the Southeast Etame field, where the Company and its partners drilled a successful exploration well in 2010.

Following the mobilization of the jack-up rig to the SEENT platform, VAALCO is planning to conduct an extended well test of the Etame 8-H well, drilled in the fourth quarter of 2014, to confirm and quantify the presence of H2S, which was detected during the initial 17 hour flow test.  The well test is expected to occur later in the first quarter of 2015.

About VAALCO

VAALCO Energy, Inc. is a Houston based independent energy company principally engaged in the acquisition, exploration, development and production of crude oil.  VAALCO's strategy is to increase reserves and production through the exploration and exploitation of oil and natural gas properties with high emphasis on international opportunities.  The company's properties and exploration acreage are located primarily in Gabon, Angola and Equatorial Guinea in West Africa.

Investor Contact Gregory R. Hullinger Chief Financial Officer 713-623-0801	Media Contact Tim Lynch / Jed Repko Joele Frank, Wilkinson Brimmer Katcher 212-355-4449